Exhibit 99.1
October 9, 2017

TransEnterix Announces Dismissal of Federal Securities Class Action

RESEARCH TRIANGLE PARK, N.C. — (BUSINESS WIRE) — TransEnterix, Inc. (NYSE American: TRXC), a medical device company that is pioneering the use of robotics to improve minimally invasive surgery, today announced that the United States District Court for the Eastern District of North Carolina dismissed the securities class action suit filed in June 2016.

On October 6, 2017, the U.S. District Court for the Eastern District of North Carolina entered final judgment in favor of TransEnterix, Inc. and all other defendants dismissing the putative securities class action complaint against them. The dismissal followed the Court’s ruling that the plaintiffs’ allegations lacked merit and failed to state a viable claim.

“We are pleased that the securities class action suit was dismissed,” said Todd M. Pope, President and CEO at TransEnterix. “We remain confident in achieving FDA 510(k) clearance of the Senhance Surgical Robotic System and continue to focus on transitioning toward U.S. commercialization.”

About TransEnterix
TransEnterix is a medical device company that is pioneering the use of robotics to improve minimally invasive surgery by addressing the clinical and economic challenges associated with current laparoscopic and robotic options. The company is focused on the commercialization of the Senhance Surgical Robotic System, a multi-port robotic system that brings the advantages of robotic surgery to patients while enabling surgeons with innovative technology such as haptic feedback and eye sensing camera control. The company is also developing the SurgiBot™ System, a single-port, robotically enhanced laparoscopic surgical platform. The Senhance Surgical Robotic System has been granted a CE Mark, and is currently under FDA review for clearance in the United States. For more information, visit the TransEnterix website at www.transenterix.com.

Forward Looking Statements
This press release includes statements relating to the Senhance™ Surgical Robotic System and our current regulatory and commercialization plans for this product. These statements and other statements regarding our future plans and goals constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations and include whether the Senhance Surgical Robot will be approved by the FDA in 2017. For a discussion of the risks and uncertainties associated with TransEnterix’s business, please review our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K filed on March 7, 2017 and our other filings we make with the SEC. You are cautioned not to place undue reliance on these forward looking statements, which are based on our expectations as of the date of this press release and speak only as of the origination date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

For TransEnterix, Inc.

Investor Contact:
Mark Klausner, +1 443-213-0501
invest@transenterix.com

or

Media Contact:
Mohan Nathan
+1 919-765-8400
media@transenterix.com